UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 30, 2014

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

1213 Elko Drive

Sunnyvale, California  94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 331-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2014, the Compensation Committee of the Board of Directors of GSI Technology, Inc. (the “Company”) adopted the Company’s Executive Retention and Severance Plan (the “Plan”).  The purpose of the Plan is to mitigate some of the risk that exists for executives working in an environment where the Company could be acquired or the subject of another transaction that would result in a change in its control.  The severance benefits provided by the Plan are intended to encourage the continued dedication of the Company’s executive officers and key employees notwithstanding a possible change in control.  The change in control arrangements are also intended to mitigate potential disincentives to the Company’s consideration of a transaction that would result in a change in control, particularly where the services of the participants may not be required by a potential acquirer.

Participants in the Plan are entitled to receive severance benefits upon an “involuntary termination” of their employment other than for “cause” or a voluntary termination for “good reason” during a period beginning two months prior to and ending two years following a “change in control,” as such terms are defined in the Plan.

Benefits payable under the Plan consist of the following (in addition to all compensation and benefits accrued at the time of the participant’s termination):

•                  A lump sum cash payment equal to:  (i) the greater of 18 months of base salary or one month’s salary for each full or partial year of service for the Chief Executive Officer; (ii) the greater of 12 months of base salary or one month’s salary for each full or partial year of service for other executive officers; and (iii) 12 months of base salary or such lesser amount as the Compensation Committee may specify for other participants;

•                  a lump sum cash payment of all bonuses earned by the participant in prior years but not vested and payable at the time of termination;

•                  a lump sum cash payment of the pro rata portion of the participant’s anticipated bonus for the year in which the termination occurs (calculated as provided in the Plan);

•                  Medical, dental, vision and life insurance benefits for the same period covered by the participant’s base salary benefit; and

•                  100% acceleration of the participant’s equity awards assumed by an acquirer in connection with a change in control, effective upon termination (100% acceleration effective upon the change in control for awards not assumed).

Benefits under the Plan are subject to withholding of applicable income and employment taxes.  Participants are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “parachute payment” provisions of the Internal Revenue Code and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the net after-tax payment to the participant.

A copy of the Plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to the provisions of the Plan.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	GSI Technology, Inc. Executive Retention and Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 3, 2014

GSI Technology, Inc.

By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	GSI Technology, Inc. Executive Retention and Severance Plan